Exhibit 4.11

INTERCREDITOR AGREEMENT

[Permitted Commodity Hedging Obligations and Permitted Letter of Credit Facilities]

This INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of March 20, 2012, among BP CORPORATION NORTH AMERICA INC., an Indiana corporation (“Initial Counterparty”), each other Person that enters into a Secured Hedge Agreement and becomes a party to this Agreement pursuant to Section 25 (together with Initial Counterparty, the “Secured Hedge Providers”), each other Person that enters into a “Permitted Letter of Credit Facility” (as defined in the Indenture referred to below) and becomes a party to this Agreement pursuant to Section 25 (the “Secured LC Providers”) GMX RESOURCES INC., an Oklahoma corporation (“GMX”), each of the GUARANTORS, U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as “Trustee” (as defined in the Indenture) under the Indenture referred to below (the “Trustee”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as “Collateral Agent” (as defined in the Indenture) under the Indenture and this Agreement (the “Collateral Agent”).

RECITALS:

A. Pursuant to an Indenture dated as of December 19, 2011, among GMX, the Guarantors, and the Trustee (as amended, restated, modified, supplemented, refinanced, renewed or extended, the “Indenture”), GMX has issued $283,457,000 aggregate principal amount of its Senior Secured Notes due 2017 (the “Notes”). The obligations of GMX under the Notes and the Indenture to the Holders (as defined in the Indenture) of such Notes are secured by “Note Liens” (as defined in the Indenture) on the “Collateral” (as defined in the Indenture), being substantially all of the real and personal property of GMX and its subsidiaries, which Note Liens were granted to the Collateral Agent by GMX and the Guarantors under the “Security Documents” (as defined in the Indenture) for the benefit of the Holders.

B. Pursuant to the Indenture, if GMX or any Guarantor enters into a “Commodity Agreement” (as defined in the Indenture), then the net Obligations of GMX or any Guarantor under any such Commodity Agreement shall, pursuant to clause (9) of the definition of Indebtedness, constitute “Indebtedness” (as defined in the Indenture) and any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any such Indebtedness shall constitute “Obligations” (as defined in the Indenture), and Obligations of GMX or any Guarantor under a Commodity Agreement meeting the requirements of the first sentence of the definition of Permitted Commodity Hedging Obligations shall constitute “Permitted Commodity Hedging Obligations” (as defined in the Indenture).

C. GMX and Initial Counterparty have entered into an ISDA Master Agreement dated as of March 20, 2012, including the Schedules and Annexes thereto (the “Master Agreement”), and have entered into and/or will enter into one or more transaction confirmations thereunder (such Master Agreement and transaction confirmations, in each case as amended, restated, supplemented or otherwise modified from time to time, collectively, the “BP ISDA”). The BP ISDA is a Commodity Agreement and GMX and Initial Counterparty intend that all Obligations of GMX under the BP ISDA will qualify as Permitted Commodity Hedging Obligations. Pursuant to the Indenture and the Security Documents, all Obligations of GMX under the BP ISDA that satisfy the definition of Permitted Commodity Hedging Obligations shall be secured by a Lien on all of the Collateral under the Security Documents.

D. Initial Counterparty is requiring that the Lien on all of the Collateral under the Security Documents that secures the Obligations of GMX to Initial Counterparty under the BP ISDA shall be pari passu with Liens securing other Secured Hedge Obligations, if any, and be of higher priority than the Note Liens and other Liens on the Collateral that secure other Indebtedness), and both Initial Counterparty and GMX have determined that such requirement is reasonable.

E. As contemplated by the definitions of Permitted Commodity Hedging Obligations and “Permitted Liens” (as defined in the Indenture), Initial Counterparty intends to agree pursuant to applicable intercreditor arrangements or provisions in accordance with clause (7) of the definition of Permitted Liens that the Collateral Agent shall control all rights and remedies in respect of such Lien pursuant to the provisions of the Security Documents.

F. Pursuant to clause (7) of the definition of Permitted Liens in the Indenture, GMX has delivered to Trustee (i) an “Officer’s Certificate” (as defined in the Indenture) certifying that (a) the intercreditor arrangements and provisions set forth in this Agreement are in respect of a Permitted Commodity Hedging Obligation in accordance with the definition thereof, and (b) the Liens in respect of the BP ISDA are “Permitted Liens” in accordance with the definition thereof in the Indenture, and (ii) an Opinion of Counsel (as defined in the Indenture) that all conditions precedent to be performed by GMX as provided for in the Indenture (including clause (7) of the definition of Permitted Liens) for the Collateral Agent and the Trustee to enter into the intercreditor arrangements set forth in this Agreement have been complied with.

G. Accordingly, pursuant to the terms of the Indenture, namely clause (7) of the definition of Permitted Liens, the Collateral Agent and the Trustee are required to enter into this Agreement in order to agree to the intercreditor arrangements or provisions specifying the higher priority of (i) the Liens securing the Obligations of GMX to Initial Counterparty under the BP ISDA as Permitted Commodity Hedging Obligations and the Liens securing other Secured Hedge Obligations, relative to (ii) the Note Liens and the Liens securing Permitted LC Obligations.

H. Pursuant to the Indenture, GMX may enter into one or more “Permitted Letter of Credit Facilities” (as defined in the Indenture), providing solely for the issuance of letters of credit and the cash collateralization thereof not to exceed, in the aggregate, $10.0 million at any time outstanding with such cash collateral not to exceed 105% of the aggregate undrawn face amounts thereof, which Permitted Letter of Credit Facilities may be secured by liens that either (i) consist of set-off rights and do not extend to any assets other than the cash held at the institution providing the letters of credit under Permitted Letter of Credit Facilities (which cash shall also be Collateral subject to Note Liens) or (ii) are liens on the Collateral that rank pari passu in priority with the Note Liens.

I. Accordingly, the Collateral Agent as the recipient of the Liens on the Collateral granted under the Security Documents, the Trustee on behalf of the Holders of the Notes, GMX, the Guarantors, the Initial Counterparty, all other Secured Hedge Providers, and all Secured LC

Providers pursuant to the express authorizations of the Indenture described above, including but not limited to those authorizations set forth in the definitions of “Permitted Commodity Hedging Obligations”, “Permitted Liens” (clauses 1 and 7) and “Permitted Letter of Credit Facility”, desire to enter into this Agreement to (i) establish the relative priorities of the Collateral Agent, the Trustee, the Secured Hedge Providers, the Holders, and the Secured LC Providers with respect to the application of Proceeds as a result of the Liens securing the Secured Obligations, (ii) agree to the exercise of certain remedies, and (iii) have GMX, the Guarantors, the Trustee, the Collateral Agent, the Secured Hedge Providers, and the Secured LC Providers agree and acknowledge that the Collateral Agent holds the Liens granted under the Security Documents for the benefit of the Trustee, the Collateral Agent, the Secured Hedge Providers, the Holders and the Secured LC Providers (collectively the “Secured Parties”) for the purposes of the holding of and the enforcement of Liens on the Collateral or other credit support created by and existing under the Security Instruments to secure the Secured Obligations, the application of Proceeds among the Secured Parties in accordance with the terms hereof, and for the other purposes set forth herein.

AGREEMENTS:

In consideration of the mutual covenants and promises of this Agreement, and for other consideration, the receipt and adequacy of which are hereby acknowledged, GMX, the Guarantors, the Secured Hedge Providers, the Secured LC Providers, the Trustee and the Collateral Agent agree as follows:

1. Definitions. As used in this Agreement, each of the terms defined above has the meaning assigned to such term above, and each of the following terms has the meaning assigned to such term below in this Section 1. In addition, additional capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Indenture.

Blocking Period has the meaning specified in Section 4(b).

Business Day means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Collateral means each item of “Collateral” as defined in the Security Instruments.

Collateral Agent has the meaning assigned to such term in the first paragraph of this Agreement and any successor thereto.

Commodity Agreement has the meaning assigned to such term in the Indenture.

Crude Oil means all crude oil and condensate.

Debtor Relief Law means any applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

Directing Creditor has the meaning specified in Section 4(a).

Governmental Authority means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over GMX or any of its properties.

Guarantors has the meaning assigned to that term in the Indenture.

Hedge Volume Limitations means, as determined on any day on which GMX or any Guarantor enters into an oil or gas commodities hedging transaction under a Commodity Agreement, the limitations set forth in the definition of Permitted Commodity Hedging Obligations.

Hedging Report means a monthly report, to be provided by GMX no later than the 15th calendar day of each month, setting out the (1) projected oil and gas production from the Oil and Gas Properties of GMX and the Guarantors, (2) the volumes from Oil and Gas Properties of GMX and the Guarantors currently hedged for each such month, and (3) the volumes from Oil and Gas Properties of GMX and the Guarantors available to be hedged pursuant to the Hedge Volume Limitations for each such month.

Holder has the meaning assigned to such term in the Indenture.

Hydrocarbons means all Crude Oil, Natural Gas, distillate and sulphur.

Lien means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property which secure an obligation owed to, or a claim by, a Person other than the owner of such property (for the purpose of this Agreement, GMX shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes).

Mortgaged Properties has the meaning assigned to such term in the Indenture.

Natural Gas means all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane) produced from or attributable to the Collateral.

Note Documents has the meaning assigned to such term in the Indenture.

Note Liens has the meaning assigned to such term in the Indenture.

Note Obligations has the meaning assigned to such term in the Indenture.

Oil and Gas Properties has the meaning assigned to such term in the Indenture.

Permitted Commodity Hedging Obligations has the meaning assigned to such term in the Indenture. For ease of reference, the definition of Permitted Commodity Hedging Obligations, as set forth in Section 1.1 of the Indenture, has been copied and set forth below:

“Permitted Commodity Hedging Obligations” means Obligations of the Issuer or any Guarantor with respect to non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions), entered into by the Issuer or any Guarantor as part of its normal business operations with the purpose and effect of hedging prices as a risk management strategy or hedge against adverse changes in the prices of natural gas or oil (including without limitation commodity price hedges, swaps, caps, floors, collars and similar agreements designed to protect the Issuer or any such Guarantor against fluctuations in commodity prices or any option with respect to any such transaction) and not intended primarily as a borrowing of funds, provided that such transactions, at the time of such transaction, giving effect to any other Commodity Agreements then in effect together with such transaction, (i) with respect to projected production of natural gas from undeveloped Oil and Gas Properties by the Issuer and the Guarantors, shall not apply to more than 75% of such projected production of natural gas, (ii) with respect to projected production of oil from undeveloped Oil and Gas Properties by the Issuer and the Guarantors, shall not apply to more than 75% of such projected production of oil, (iii) with respect to projected production of natural gas from existing developed producing Oil and Gas Properties by the Issuer and the Guarantors, shall not apply to more than 100% of such projected production of natural gas and (iv) with respect to projected production of oil from existing developed producing Oil and Gas Properties by the Issuer and the Guarantors, shall not apply to more than 100% of such projected production of oil. Permitted Commodity Hedging Obligations secured by a Lien on all or part of the Collateral must be secured under the Security Documents, and the secured parties in respect of such Permitted Commodity Hedging Obligations must agree pursuant to applicable intercreditor arrangements or provisions in accordance with clause (7) of the definition of “Permitted Liens” that the Collateral Agent shall control all rights and remedies in respect of such Lien pursuant to the provisions of the Security Documents.

Permitted LC Obligations means obligations incurred by GMX or any Guarantor under a Permitted Letter of Credit Facility.

Permitted Letter of Credit Facility has the meaning assigned to such term in the Indenture.

Permitted Liens has the meaning assigned to such term in the Indenture. For ease of reference, clause (7) of the definition of Permitted Liens, as set forth in Section 1.1 of the Indenture, has been copied and set forth below:

(7) Liens securing Permitted Commodity Hedging Obligations, which Liens, to the extent the counterparty under a Permitted Commodity Hedging Obligation reasonably requires, may be of higher priority than the Note Liens (and shall, in such case, also be of higher priority than any other Liens on the Collateral that secure Indebtedness), in which case such

Permitted Commodity Hedging Obligation shall become a secured obligation under the Security Documents and the Collateral Agent and Trustee shall enter into intercreditor arrangements or provisions specifying the relative priority of (x) Liens securing Permitted Commodity Hedging Obligations pursuant to this clause (7) and (y) the Note Liens; provided, however, that the Collateral Agent and the Trustee shall not be required to enter into any such intercreditor arrangements or provisions unless and until the Issuer shall have delivered (x) an Officer’s Certificate to the Trustee certifying that (i) such intercreditor arrangements and or provisions are in respect of a “Permitted Commodity Hedging Obligation” in accordance with the definition thereof and (ii) the Liens in respect of such Permitted Commodity Hedging Obligation are “Permitted Liens” in accordance with this clause (7); and (y) an Opinion of Counsel that all conditions precedent to be performed by the Issuer provided for in this Indenture (including this clause (7)) for the Collateral Agent and the Trustee to enter into such intercreditor arrangements have been complied with (which counsel, as to factual matters, may rely on an Officer’s Certificate).

Person means any individual, general partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Principal Agreements means the collective reference to the Note Documents, all Permitted Letter of Credit Facilities, and all Secured Hedge Agreements.

Proceeds means any and all proceeds from any sale, exchange, destruction, condemnation, foreclosure, liquidation or other disposition of any of the Collateral, including, but not limited to, under any Debtor Relief Law, any amounts constituting proceeds under Section 5(a) and any proceeds of insurance or indemnity payments in respect of the Collateral, except that if no Triggering Event has occurred and is continuing, the term “Proceeds” will not include sales of any oil or gas produced from or attributable to the Collateral in the ordinary course of GMX’s business or sales of other Collateral permitted under the Note Documents and this Agreement. For the avoidance of doubt, if a Triggering Event has occurred and is continuing, the term “Proceeds” will include proceeds from such sales, whether occurring before or after the occurrence of such Triggering Event.

Ratably or Ratable means as to any Secured Party: (1) with respect to Section 5(c)(ii), an amount equal to a fraction, (a) the numerator of which is the Secured Hedge Obligations owed to such Secured Party, and (b) the denominator of which is the sum of all Secured Hedge Obligations; (2) with respect to Section 5(c)(iii), an amount equal to a fraction, (a) the numerator of which is (i) all the Note Obligations (if the Secured Party is the Trustee) or (ii) the Permitted LC Obligations, in each case owed to such Secured Party, and (b) the denominator of which is the sum of (i) all Note Obligations and (ii) all Permitted LC Obligations; and (3) with respect to Section 6, an amount equal to a fraction, (a) the numerator of which is (i) the Secured Hedge Obligations, or (ii) all the Note Obligations (if the Secured Party is the Trustee) or (iii) the Permitted LC Obligations, in each case owed to such Secured Party, and (b) the denominator of which is the sum of (i) all Secured Hedge Obligations, (ii) all Note Obligations and (iii) all Permitted LC Obligations. For purposes of this definition, the undrawn face amount of letters of credit issued under a Permitted Letter of Credit Facility will not be treated as a Permitted LC Obligation.

Reserve Report has the meaning assigned to such term in the Indenture.

Right or Rights means rights, remedies, powers, privileges and benefits.

Secured Hedge Agreements means the BP ISDA and any other Commodity Agreement under which GMX or any Guarantor incurs a Secured Hedge Obligation, including, without limitation, each relevant confirmation of a transaction thereunder; provided such BP ISDA or other Commodity Agreement qualifies under the definition of Permitted Commodity Hedging Obligations under the Indenture.

Secured Hedge Obligations means the Secured Obligations owed to Secured Hedge Providers under the Secured Hedge Agreements.

Secured Hedge Providers means Initial Counterparty and each other Person under a Secured Hedge Agreement, provided such other Person executes and delivers a Joinder Agreement pursuant to Section 25.

Secured LC Provider means any Person that has committed to provide to GMX or any of its subsidiaries any letter of credit under a Permitted Letter of Credit Facility, provided such Person executes and delivers a Joinder Agreement pursuant to Section 25.

Secured Obligations means (1) all present and future amounts, liabilities or obligations of GMX or any Guarantor to the Collateral Agent, the Trustee or any Holder or to any successor or transferee of the Notes or the other Note Documents, (2) all present and future amounts, liabilities or obligations of GMX or any Guarantor to any Secured LC Provider under or with respect to any Permitted Letter of Credit Facility, and (3) all present and future liabilities or obligations of GMX or any Guarantor to any Secured Hedge Provider under or with respect to any Secured Hedge Agreement, in each case whether said amounts, liabilities or obligations are liquidated or unliquidated, absolute or contingent, now existing or hereafter arising, and including without limitation the Notes, and all other promissory notes heretofore or hereafter executed by GMX pursuant to the Indenture, in principal, interest, deferral and delinquency charges, prepayment premiums, costs and attorneys’ fees to the extent not prohibited by applicable law, as therein stipulated, and under and pursuant to all amendments, supplements and restatements to any of said documents. The Secured Obligations include without limitation all other amounts for which GMX or any Guarantor is obligated under the terms of Security Instruments to the Collateral Agent. The Secured Obligations also include, without limitation, all post petition interest, expenses, and other duties and liabilities with respect to indebtedness or other obligations described above, which would be owed but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding. The Secured Obligations secured by this Agreement further continue with respect to any renewals, modifications, amendments, revisions or extensions of the Secured Obligations.

Secured Parties means, collectively, the Collateral Agent, the Trustee, the Holders, the Secured LC Providers and the Secured Hedge Providers.

Security Instruments means the “Security Documents” (as defined in the Indenture) and any other security agreements, mortgages, deeds of trust, guaranties or other instruments securing the Note Obligations and includes, without limitation, those documents listed in Schedule 1 attached hereto and incorporated herein by this reference.

Triggering Event means any of the following:

(i) GMX or Collateral Agent shall have received from a Secured Hedge Provider written notice that (A) either an event of default or a termination event has occurred and is continuing under one or more of its Secured Hedge Agreements, (B) an early termination date has been designated as a result thereof, (C) specifies the sum (which may be an estimate pending actual ascertainment of such amounts) of all unpaid amounts and settlement payments then due from GMX as the result of the designation of such early termination date and the amount of interest and other amounts then due and payable by GMX in respect thereof, and (D) the amount set forth in clause (C) has not been paid in full or discharged to the satisfaction of such Secured Hedge Provider;

(ii) GMX or Collateral Agent shall have received from the Trustee written notice that (A) an Event of Default (as defined in the Indenture) has occurred and is continuing and (B) the unpaid principal amount of the Notes under the Indenture and all interest accrued and unpaid thereon have been declared to be then due and payable; or

(iii) GMX or Collateral Agent shall have received from a Secured LC Provider written notice that (A) an event of default has occurred and is continuing and (B) the unpaid principal amount of the debt under a Permitted Letter of Credit Facility and all interest accrued and unpaid thereon have been declared to be then due and payable.

UCC means the Uniform Commercial Code as adopted and in effect in the State of New York from time to time.

Joint Preparation; Construction of Indemnities and Releases. This Agreement, the Note Documents, each Permitted Letter of Credit Facility and each Secured Hedge Agreement have been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction will apply hereto or thereto that would require or allow this Agreement, any Note Document, any Permitted Letter of Credit Facility or any Secured Hedge Agreement to be construed against any party because of its role in drafting such document.

2. Conditions Precedent under Indenture; Obligations and Liens Pari Passu.

(a) Conditions Precedent under Indenture. With respect to each Secured Hedge Agreement, the respective Secured Hedge Provider and GMX agree and acknowledge the following:

(i) The Secured Hedge Agreement is a Commodity Agreement and only those Obligations of GMX (or any Guarantor) under the Secured Hedge Agreement that satisfy the definition of Permitted Commodity Hedging Obligations shall be secured by a Lien on all of the Collateral under the Security Documents;

(ii) Pursuant to the definitions of Permitted Commodity Hedging Obligations and Permitted Liens, the Secured Hedge Provider and GMX (or any Guarantor) agree pursuant to this Agreement, as the applicable intercreditor arrangements or provisions in accordance with clause (7) of the definition of Permitted Liens, that the Collateral Agent shall control all rights and remedies in respect of such Lien pursuant to the provisions of the Security Documents;

(iii) As authorized under clause (7) of the definition of Permitted Liens, the Secured Hedge Provider requires that the Lien on all of the Collateral under the Security Documents that secures the Obligations of GMX (or any Guarantor) to such Secured Hedge Provider shall be of higher priority than the Note Liens (and shall in such case also be of higher priority than any other Liens on the Collateral that secure Indebtedness (other than Liens securing other Secured Hedge Obligations));

(iv) GMX has delivered to Trustee (i) an Officer’s Certificate certifying that (a) the intercreditor arrangements and provisions set forth in this Agreement are in respect of a Permitted Commodity Hedging Obligation in accordance with the definition thereof, and (b) the Liens in respect of the Secured Hedge Agreement are “Permitted Liens” in accordance with the definition thereof in the Indenture, and (ii) an Opinion of Counsel that all conditions precedent to be performed by GMX as provided for in the Indenture (including clause (7) of the definition of Permitted Liens) for the Collateral Agent and the Trustee to enter into the intercreditor arrangements set forth in this Agreement have been complied with.

(b) The Note Obligations and the Permitted LC Obligations shall be subordinate in right of any application of Proceeds to the Secured Hedge Obligations in accordance with Section 5 of this Agreement. The Trustee, the Holders and the Secured LC Providers shall be junior lien holders vis-à-vis the Secured Hedge Providers as each are secured by the Liens and other credit support granted to or for the benefit of Collateral Agent under the Security Instruments. Unless otherwise agreed by the parties hereto, any Permitted LC Obligations shall be, to the extent permitted under the Indenture, (1) prior in right of payment with respect to any cash collateral held at the institution providing the letters of credit under Permitted Letter of Credit Facilities and (2) with respect to any other Collateral, pari passu in right of the application of Proceeds to the Note Obligations, but subordinate in right of the application of Proceeds to the Secured Hedge Obligations, in accordance with Section 5 of this Agreement.

(c) Except as permitted by Section 2(b) and Section 22(d), each Secured Hedge Provider and each Secured LC Provider agrees that, without the prior written consent of the Trustee, it will not seek or accept credit support (excluding any netting or setoff rights, which are acknowledged to be for the sole benefit of the relevant Secured Hedge Provider, notwithstanding Section 4) for any Secured Obligation other than its Rights under the Security Instruments.

(d) Upon execution of this Agreement, (i) the Liens under the Security Instruments securing a Secured Obligation described in clause (2) or clause (3) of the definition of such term shall be a Permitted Lien under, respectively, clauses (1) or (7) thereof and (ii) the Secured Obligations will be secured or supported by any Lien or other credit support granted to Collateral Agent pursuant to any Security Instrument to the extent such Secured Obligation satisfies the definition of Permitted Commodity Hedging Obligations or Permitted Letter of Credit Facility, as applicable, in the Indenture.

(e) Based solely upon the applicable Officer’s Certificate and the Opinion of Counsel required under the proviso contained in clause (7) of the definition of Permitted Liens, the Trustee (i) consents to the BP ISDA, and (ii) together with GMX, acknowledges and agrees that the BP ISDA constitutes a Secured Hedge Agreement and is secured by the Security Instruments; provided, further, that the Trustee agrees that it will not contest whether the BP ISDA constitutes a Secured Hedge Agreement that is secured by the Security Instruments other than with respect to whether a particular transaction under the BP ISDA fails to satisfy the definition of Permitted Commodity Hedging Obligations. Upon execution and delivery of any other Secured Hedge Agreement between GMX (or any Guarantor) and another Secured Hedge Provider, and based solely upon the applicable Officer’s Certificate and the Opinion of Counsel required under the proviso contained in clause (7) of the definition of Permitted Liens with respect to such other Secured Hedge Agreement, the Trustee consents to such other Secured Hedge Agreement and, together with GMX, acknowledges and agrees that such other Secured Hedge Agreement will constitute a Secured Obligation and will be secured by the Security Instruments; provided, further, that the Trustee agrees that it will not contest whether such other Secured Hedge Agreement constitutes a Secured Hedge Agreement that is secured by the Security Instruments other than with respect to whether a particular transaction under such other Security Hedge Agreement fails to satisfy the definition of Permitted Commodity Hedging Obligations.

(f) The amounts payable by GMX to any Secured Party at any time under any of the Principal Agreements to which such Secured Party is a party shall be separate and independent debts, and each Secured Party shall be entitled to enforce any right arising out of the applicable Principal Agreement to which it is a party, subject to the terms thereof and of this Agreement. No Secured Party (whether as the mortgagee or the secured party, as the case may be, under the Security Instruments) shall have any right individually to realize upon any Liens or other credit support granted under the Security Instruments, it being understood and agreed that such remedies may be exercised only by Collateral Agent (as the mortgagee or the secured party, as the case may be, under the Security Instruments) for the benefit of the Secured Parties in accordance with this Agreement.

(g) Notwithstanding the provisions of this Agreement, each Secured LC Provider and Secured Hedge Provider is entitled to exercise, solely for its benefit, any right of multiple transaction netting or setoff it may hold with respect to any of its Secured Obligations.

(h) Each of the Trustee, the Secured LC Providers, and the Secured Hedge Providers shall (i) deliver to the other Secured Parties (other than the Holders), at the same time it makes delivery to GMX, a copy of any notice of default, notice of intent to accelerate or notice of acceleration with respect to any of the Note Obligations, Permitted LC Obligations or the

Secured Hedge Obligations, as applicable, subject to this Agreement and (ii) deliver to the other Secured Parties (other than the Holders), at the same time it makes delivery to any other Person, a copy of any notice of the commencement of any judicial proceeding and a copy of any other notice with respect to the exercise of remedies with respect to any of the Note Obligations, Permitted LC Obligations, or the Secured Hedge Obligations, as applicable, subject to this Agreement.

(i) GMX shall not request or agree to any amendment to or modification of any of the Security Instruments without the prior written consent of Secured Parties (which consent shall not be withheld, conditioned or delayed unreasonably), if the effect of such amendment or modification would be to (i) cause the Security Instruments to secure obligations other than the Note Obligations, Permitted LC Obligations, and the Secured Hedge Obligations, (ii) change the priority of or subordinate the Liens or other credit support created thereby in any respect or (iii) materially modify any material remedy provided for therein. Any such amendment or modification made without such consent shall be null and void. GMX shall not request or agree to any release of Collateral under any of the Security Instruments prior to the payment in full and termination of the Secured Hedge Obligations, except (i) Collateral destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business in which it is used, (ii) to the extent that GMX has provided replacement Collateral, and (iii) sales and other dispositions of Collateral in the ordinary course of business permitted by the Indenture. GMX shall, after any release of Collateral permitted above, notify the Secured Hedge Providers of such release giving full particulars with respect thereto.

(j) Collateral Agent shall not release any Collateral from the Liens created by the Security Instruments (i) if, at the time of such release, Collateral Agent is aware of the occurrence and continuance of an Event of Default under the Indenture, a Secured LC Provider has notified Collateral Agent that an event of default has occurred and is continuing under a Permitted Letter of Credit Facility, or a Secured Hedge Provider has notified Collateral Agent that an event of default or termination event has occurred and is continuing under its Secured Hedge Agreement or (ii) if, at the time of such release, Collateral Agent is aware that the release of any Collateral would result in an Event of Default under the Indenture, an event of default under a Permitted Letter of Credit Facility, or a Secured Hedge Provider has notified Collateral Agent that such release of such Collateral will result in an event of default or termination event under its Secured Hedge Agreement.

(k) Subject to the terms hereof, unless an Event of Default under the Indenture has occurred and is continuing, a Secured LC Provider has notified Collateral Agent that an event of default has occurred and is continuing under a Permitted Letter of Credit Facility, or a Secured Hedge Provider has notified Collateral Agent that an event of default or termination event has occurred and is continuing under its Secured Hedge Agreement, GMX will be entitled to remain in possession and control of the Collateral, to operate the Collateral, and to collect, invest and dispose of any income thereon or therefrom. Following the occurrence and during the continuance of an Event of Default under the Indenture, an event of default under a Permitted Letter of Credit Facility or an event of default or termination event under a Secured Hedge Agreement, GMX may remain in possession and control of the Collateral, operate the Collateral, and collect, invest and dispose of any income thereon or therefrom until the Collateral Agent notifies GMX that it is exercising its Rights with respect to such Collateral under the Security Instruments.

(l) GMX shall not request or agree to any amendment to or modification of the Indenture without the prior written consent of all Secured Parties if the effect of such amendment or modification would adversely affect the priority of any Lien under any Security Instrument or would change the definition of Security Instrument or which could otherwise have any material detrimental effect on any Secured Party’s rights and obligations under this Agreement or which could reduce or diminish materially the benefits of the security provided for in the Security Instruments. Any such amendment or modification executed without such consent shall be null and void. GMX shall provide written notice to each Secured Party no less than seven days prior to the earliest to occur of (i) the date of (A) signing or (B) closing of any replacement financing or any refinancing of the Indenture or (ii) the date of any payment in full and retirement of the Indenture, including with such notice a copy of the proposed replacement financing, refinancing or retirement of the Indenture, as applicable.

(m) GMX shall provide written notice to each Secured Party reasonably in advance of the earlier of the date of signing or the effective date of any amendment to or modification of any Note Document, including with such notice a copy of the proposed amendment or modification.

(n) Each of the Secured Parties shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including, but not limited to, any proceeding under a Debtor Relief Law), the priority, validity or enforceability of a Lien held by or for the benefit of the Secured Parties in any Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any such party to enforce this Agreement as provided herein.

(o) If any Person executes and delivers a Joinder Agreement and therefore becomes a Secured Hedge Provider, GMX shall prepare and provide a Hedging Report to Collateral Agent and each Secured Hedge Provider. Notwithstanding the foregoing in this Section 2(o), no Secured Hedge Provider consents to GMX or Collateral Agent sharing with any other Secured Hedge Provider any trade confirmation of such Secured Hedge Provider or any information therein other than notional tenor and volumes, type of transaction and whether GMX is a buyer or seller thereof.

(p) Upon request of the Trustee or the Collateral Agent, GMX shall prepare and deliver an Officer’s Certificate to the Trustee and Collateral Agent, in form and content reasonably acceptable to the Trustee and Collateral Agent, certifying that each of the Secured Hedge Obligations under this Agreement qualifies as a Permitted Commodity Hedging Obligation under the Indenture, each Letter of Credit Facility under this Agreement qualifies as a Permitted Letter of Credit Facility under the Indenture, and that the Liens securing such Secured Hedge Obligations and Letter of Credit Facilities qualify as “Permitted Liens” under clauses (1) and (7) of that definition in the Indenture.

3. Acknowledgement and Agreement of Collateral Agent’s Obligations. The Trustee (on behalf of the Holders), each Secured LC Provider, each Secured Hedge Provider, and the Collateral Agent hereby acknowledge and agree that the Collateral Agent has been granted Liens on the Collateral under the Security Instruments for the benefit of the Trustee (on behalf of the Holders), the Secured LC Providers, and the Secured Hedge Providers. In such capacity, each of the Secured Parties hereby acknowledges and agrees that the Collateral Agent shall (a) act as its collateral agent in its name and on its behalf, in and under the Security Instruments, (b) hold the Liens on the Collateral, with power of sale, in its name for the benefit and security of the Trustee, the Secured LC Providers, and the Secured Hedge Providers and for enforcement and payment of the Note Obligations, the Permitted LC Obligations, and the Secured Hedge Obligations, respectively, and (c) take such action on behalf of the Trustee (on behalf of the Holders), the Secured LC Providers, and the Secured Hedge Providers under the terms and provisions of the Security Instruments and to exercise such rights and remedies under the Security Instruments as are specifically delegated to or required of Collateral Agent under the terms and provisions of this Agreement. Collateral Agent shall undertake all the obligations set forth in the foregoing sentence and, within a commercially reasonable time, distribute to each of the Trustee (on behalf of the Holders), the Secured LC Providers, and the Secured Hedge Providers its share of all Proceeds received by Collateral Agent in accordance with Section 5 below.

4. Collateral Agent’s Authority.

(a) Upon the occurrence and during the continuance of any Triggering Event, Collateral Agent shall, upon the written direction of the Trustee, a Secured LC Provider, or any Secured Hedge Provider (each, a “Directing Creditor”), and subject to this Agreement and the terms of the Note Documents and applicable law, including but not limited to the Trust Indenture Act, take any and all actions provided for in the Security Instruments relating to the pursuit of remedies, including, without limitation, the foreclosure of Liens or other disposition of the Collateral, except that neither the Trustee, any Secured LC Provider nor any Secured Hedge Provider shall have the right to require Collateral Agent to realize on any Liens or other credit support granted pursuant to the Security Instruments until the 30th day after a Triggering Event of the type referred to in clause (i) of the definition of Triggering Event has occurred and only if such Triggering Event is continuing on such date. Notwithstanding the foregoing, if any event of default occurs and is continuing (x) under Section 5(a)(vii) of the Secured Hedge Agreements with respect to GMX, (y) under any Principal Agreement as a result of any proceeding under any Debtor Relief Law with respect to GMX, or (z) under Section 5(a)(vi) of the Secured Hedge Agreements with respect to GMX, as a result of the Note Obligations being accelerated and the Trustee is actively attempting to collect the Note Obligations through the realization of the Collateral, any Secured Hedge Provider may notify and instruct Collateral Agent to realize on the Liens and other credit support granted pursuant to the Security Instruments as soon as practicable as permitted by law.

(b) If a 30-day standstill period provided for in Section 4(a) (a “Blocking Period”) has commenced with respect to a Triggering Event, then for so long as such Triggering Event, as applicable, is continuing, any funds received by the Trustee under the Indenture (other than funds representing the scheduled payment of interest on the Notes), any funds received by a Secured LC Provider under a Permitted Letter of Credit Facility (other than any non-discretionary reimbursement of a draw on a letter of credit in accordance with the terms of such Permitted Letter of Credit Facility), and any funds received by a Secured Hedge Provider under any Secured Hedge Agreement (other than payments required to be made prior to the occurrence of an event of default or termination event under the Secured Hedge Agreement with such Secured Hedge Provider) will be treated as a distribution of Proceeds and will be held in trust for the benefit of the Secured Parties until such time that either (i) such Triggering Event is no longer continuing, at which time such funds are released from such trust, or (ii) Collateral Agent has commenced exercising remedies under the Security Instruments (including, without limitation, the foreclosure of Liens) and distributing the Proceeds from such remedies to the Secured Parties under Section 5(c), at which time such funds shall be transferred to the Collateral Agent and applied as Proceeds in accordance with Section 5. For the avoidance of doubt, (A) a “scheduled payment of interest on the Notes” shall not include any funds received as a result of (1) any acceleration of the due date of any principal or interest under the Indenture or (2) any penalty or increased interest rate arising under the Indenture, and (B) a “non-discretionary reimbursement of a draw on a letter of credit” shall not include any funds received as a result of (1) any discretionary reimbursement of a draw on such letter of credit or (2) any reimbursement of a draw on such letter of credit arising as a result of the acceleration of the due date for such reimbursement under the terms of the applicable Permitted Letter of Credit Facility. Except as permitted under Section 2(a), all funds received in any deposit account of GMX subject to an account control agreement during such Blocking Period for the benefit of the Trustee shall be maintained in such deposit account and held for the benefit of the Secured Parties in accordance with Section 5 until such time as such Blocking Period shall have expired. If a Triggering Event is otherwise cured or waived by the relevant Secured LC Provider or Secured Hedge Provider prior to the end of such Blocking Period, such funds being held in such deposit account may be disbursed to GMX. If such Triggering Event is not cured or waived by the relevant Secured LC Provider or Secured Hedge Provider prior to the expiration of such Blocking Period, then such funds will be disbursed in accordance with Section 5(c).

(c) If a Triggering Event of the type referred to in clause (ii) of the definition of Triggering Event shall have occurred and is continuing, at the request of the Trustee, each Secured Hedge Provider requested to do so by Collateral Agent (without limitation of such Secured Hedge Provider’s rights under its Secured Hedge Agreements, including, without limitation, the right to withhold payments under its Secured Hedge Agreements) shall make payments of any amounts owing from such Secured Hedge Provider to GMX under the applicable Secured Hedge Agreements to Collateral Agent to be held or applied in accordance with the terms hereof until such time that such Triggering Event is no longer continuing or that Collateral Agent has commenced exercising remedies under the Security Instruments (including, without limitation, the foreclosure of Liens) and distributing the Proceeds from such remedies to the Secured Parties pursuant to Section 5(c).

(d) Provided Collateral Agent has previously received notice from the Directing Creditor of events (i), (ii) or (iii) below, Collateral Agent shall cease to comply with any direction by a Directing Creditor pursuant to this Section 4 if (i) the Triggering Event under any Secured Hedge Agreement, any Permitted Letter of Credit Facility, or any Note Document, as applicable, of such Directing Creditor has been cured or waived, (ii) the amounts owed by GMX to the Directing Creditor under the Secured Hedge Agreements, Permitted Letter of Credit Facility, or the Note Documents, as applicable, have been paid in full or otherwise discharged, or (iii) either (A) the Directing Creditor is no longer a “Secured Hedge Provider” or a “Secured LC Provider” hereunder or (B) the agreements of the Directing Creditor are no longer Secured Hedge Agreements or a Permitted Letter of Credit Facility as defined by this Agreement.

(e) Each of the Secured Hedge Providers shall endeavor to furnish the Collateral Agent with a copy of any notice provided or received, as applicable, by it pursuant to clause (i) of the definition of Triggering Event. Each of GMX and the Trustee shall endeavor to furnish each Secured LC Provider and Secured Hedge Provider with a copy of any notice received or provided, as applicable, by it pursuant to clause (ii) of the definition of Triggering Event. Each of the Secured LC Providers shall endeavor to furnish Collateral Agent with a copy of any notice provided or received, as applicable, by it pursuant to clause (iii) of the definition of Triggering Event. Collateral Agent shall provide a copy of any notice received by it pursuant to clauses (i), (ii), or (iii) of the definition of Triggering Event to all of the Secured Parties. Any failure by a party hereto to furnish a copy under this clause (e) shall not limit or affect the rights and obligations hereunder.

(f) If Collateral Agent fails to take any reasonably requested action under the Security Instruments following the occurrence and during the continuance of a Triggering Event, after being notified and instructed to do so by a Secured Hedge Provider, Secured LC Provider, or the Trustee, or if Collateral Agent fails to diligently pursue such action, any Secured Hedge Provider, Secured LC Provider or the Trustee shall be entitled to obtain equitable relief, including one or more injunctions, from any court having jurisdiction, compelling Collateral Agent, in its capacity as collateral agent, to perform such tasks and take such action as requested by such Secured Hedge Provider, Secured LC Provider, or the Trustee hereunder. Any Secured Hedge Provider, Secured LC Provider, or the Trustee may also, without waiving any remedy herein, obtain from any court having jurisdiction any interim or provisional relief that is necessary to protect its rights under the Security Instruments.

(g) Notwithstanding anything to the contrary contained herein, in accordance with Section 12.4 of the Indenture, neither the Collateral Agent nor Trustee shall be required to take any action hereunder at the direction or request of GMX (or any Guarantor) unless they are first provided with an Officer’s Certificate and Opinion of Counsel acceptable to such party and their counsel.

5. Proceeds.

(a) Prior to the occurrence and continuance of a Triggering Event (and subject to Section 4(b)), each Secured Party shall be entitled to receive and retain for its own account, and shall never be required to disgorge to Collateral Agent or any other Secured Party or acquire direct or participating interests in the Secured Obligations owing to an applicable Secured Party, scheduled payments or voluntary prepayments, payments of principal, interest, fees, settlement payments and any other payments in respect of the Principal Agreements, all in compliance with the terms thereof. After the occurrence and during the continuance of a Triggering Event (and during any Blocking Period), all such amounts shall be treated as if constituting Proceeds and shall be paid to Collateral Agent for application and in accordance with Section 5(b) and Section 5(c).

(b) Collateral Agent shall apply all Proceeds received by it in accordance with this Section 5(b) and Section 5(c). To the extent the Trustee, a Secured LC Provider, or a Secured Hedge Provider ever receives any portion of such Proceeds in excess of its share (or to the extent Collateral Agent receives reimbursement in excess of expenses actually incurred), the party receiving those excess Proceeds shall make promptly all necessary transfers to the others so as to give full effect to this Section 5(b).

(c) If a Triggering Event has occurred and is continuing, all Proceeds received by Collateral Agent shall be applied in the following order:

(i) First, to reimburse Collateral Agent for expenses in accordance with Section 6 below;

(ii) Second, to the Secured Hedge Providers, Ratably, for application against the Secured Hedge Obligations;

(iii) Third, to the Trustee and the Secured LC Providers, Ratably, for application against the Note Obligations and the Permitted LC Obligations; and

(iv) Fourth, to the extent that any Proceeds remain after the full payment of all of the amounts described in the immediately preceding clauses (i), (ii) and (iii), to GMX.

In determining the amount payable to any Secured LC Provider under clause (iii) above, the Permitted LC Obligations will include the undrawn face amount of letters of credit issued under a Permitted Letter of Credit Facility if and to the extent that GMX or the relevant Guarantor is obligated to provide cash collateral to the Secured LC Provider.

(d) Notice of Amount of Indebtedness. Upon receipt of any Proceeds to be distributed pursuant to Section 5(c), Collateral Agent shall give the Secured Parties notice thereof, and each Secured Party (or its representative) shall, within 10 Business Days, notify Collateral Agent or GMX of the amount of the Secured Obligations owing to it. Such notification shall state the amount of the Secured Obligations owing to it and how much is then due and owing. If requested by Collateral Agent or GMX, each Secured Party (or its representative) shall demonstrate that the amounts set forth in its notice are actually owing to such Secured Party to the reasonable satisfaction of Collateral Agent. Notwithstanding the foregoing, Collateral Agent may conclusively rely on information in such notices without any investigation. In the event that any Secured Party fails to timely notify Collateral Agent of the amount of the Secured Obligations owed to it, Collateral Agent shall distribute such Proceeds on any basis deemed reasonable by it and not in bad faith.

6. Expenses. Each of the Trustee, the Secured LC Providers, and the Secured Hedge Providers shall bear its Ratable share of any reasonable and documented expenses incurred by Collateral Agent in taking action on behalf of the Trustee, the Secured LC Providers, and the Secured Hedge Providers in connection with its investigation, evaluation or enforcement of any Rights under the Security Instruments, but only to the extent Collateral Agent does not receive reimbursement for such expenses from any other source(s) within a reasonable time after such expenses are incurred; provided, however, that any claim against Trustee shall look only to the funds and accounts held by the Trustee hereunder or under the Indenture for payment; provided that, to the extent the Trustee, a Secured LC Provider or a Secured Hedge Provider reimburses Collateral Agent for such expenses, the Trustee or such Secured LC Provider or Secured Hedge Provider will be entitled to receive its Ratable share of any reimbursement subsequently received by Collateral Agent from any other source(s).

7. Limitation of Liability – Collateral Agent. Neither Collateral Agent nor any of its representatives shall be liable to any Secured Party for any action taken or omitted to be taken by it or them hereunder or under the Security Instruments in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by this Agreement and the Security Instruments or be responsible for the consequences of any error of judgment, except to the extent arising solely from Collateral Agent’s negligence, bad faith or willful misconduct. Collateral Agent shall not be responsible in any manner to any other party for the effectiveness, enforceability, genuineness, validity or the due execution of the Security Instruments or for any representation, warranty, document, certificate, report or statement made in or in connection with the Security Instruments or be under any obligation to any other party to ascertain or inquire as to the performance or observation of any of the terms, covenants or conditions of any of the Note Documents, Permitted Letter of Credit Facilities, or the Secured Hedge Agreements on the part of GMX. EACH OF THE TRUSTEE, SECURED LC PROVIDERS, AND THE SECURED HEDGE PROVIDERS SHALL RATABLY INDEMNIFY COLLATERAL AGENT AND HOLD IT HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, REASONABLE EXPENSES AND/OR REASONABLE DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, ASSERTED AGAINST OR INCURRED BY COLLATERAL AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THE SECURITY INSTRUMENTS OR ANY ACTION TAKEN OR OMITTED BY COLLATERAL AGENT UNDER THIS AGREEMENT OR THE SECURITY INSTRUMENTS, EXCEPT TO THE EXTENT ANY OF THE SAME RESULTS SOLELY FROM THE NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF COLLATERAL AGENT; PROVIDED, HOWEVER, THAT ANY CLAIM AGAINST TRUSTEE SHALL LOOK ONLY TO THE FUNDS AND ACCOUNTS HELD BY THE TRUSTEE HEREUNDER OR UNDER THE INDENTURE FOR PAYMENT. Collateral Agent shall give prompt written notice to the indemnifying party or parties (provided that later notice shall not relieve indemnifying party(ies) of its liability and obligations under this Section 7 except to the extent the indemnifying party(ies) is/are prejudiced by such notice not being promptly provided) after any applicable claim is initiated against Collateral Agent and allow the indemnifying party(ies) to have sole control and authority of the defense and settlement of the claim; provided that Collateral Agent shall approve any settlement of a claim to which Collateral Agent is an actual party or could reasonably be expected to be a potential party and in respect of which indemnity may be sought hereunder, so long as such settlement (a) includes an unconditional release of Collateral Agent from all liability in any way related to or arising out of such claim and (b) does not impose any actual or potential liability upon, or contain any factual or legal admission by or with respect to, Collateral Agent. Collateral Agent shall reasonably cooperate with the indemnifying party(ies) in the defense of such claims, including providing reasonable assistance and information at the indemnifying party’s(ies’) expense.

8. Limitation of Liability – Trustee, Secured LC Providers and Secured Hedge Providers. None of the Secured LC Providers, Secured Hedge Providers, or the Trustee (nor any individual partner, member, director, employee or agent of each party) shall incur any liability under this Agreement to the other except for liabilities arising from its gross negligence or willful misconduct, as determined by a court of competent jurisdiction, or, in the case of Trustee, except for liabilities arising from its negligence, bad faith or willful misconduct. Neither any Secured LC Provider, Secured Hedge Provider, or the Trustee (nor any individual partner, member, director, employee or agent of any party) shall incur any liability under this Agreement to GMX or any other Person except for liabilities arising from its gross negligence or willful misconduct or its non-performance of this Agreement, as determined by a court of competent jurisdiction, or, in the case of Trustee, except for liabilities arising from its negligence, bad faith or willful misconduct.

9. Term. Subject to Section 22 below, this Agreement shall terminate upon (a) the full and indefeasible payment of the Permitted LC Obligations and the Secured Hedge Obligations and (b) the execution and delivery of a written termination notice signed by each of the parties hereto as of such termination.

10. Removal and Resignation of Collateral Agent.

(a) If the Person serving as the Collateral Agent under the Security Instruments is replaced pursuant to and in accordance with the Indenture, then the Person serving as the replacement Collateral Agent under the Security Instruments shall automatically, and without further action or consent by the Secured LC Providers or the Secured Hedge Providers, become the Collateral Agent under this Agreement. GMX and Trustee shall ensure that: (i) any such successor to the Person serving as Collateral Agent under the Security Instruments assumes in writing all obligations of the Collateral Agent under this Agreement, and (ii) provides written notice to the Secured LC Providers and the Secured Hedge Providers that such Person has become the Collateral Agent under this Agreement.

(b) Should all of the Note Obligations be fully and indefeasibly paid or satisfied at a point in time when any Secured Hedge Obligation remains outstanding, the Trustee may resign as Collateral Agent hereunder by providing to each Secured LC Provider, Secured Hedge Provider, and GMX written notice of such resignation; provided, however, no such resignation shall be effective until the resigning Collateral Agent shall execute and deliver enforceable assignments to a successor Collateral Agent designated by the Secured Hedge Providers. Upon such resignation by a Person serving as Collateral Agent, such Person shall execute and deliver assignments to a successor Collateral Agent designated by the Secured Hedge Providers of the rights of the mortgagee, the secured party or the grantee, as the case may be, under the Security Instruments. Such assignments shall be prepared at the expense of GMX and GMX shall ensure that: (i) any such successor to the Person serving as Collateral Agent under the Security Instruments assumes in writing all obligations of the Collateral Agent under this Agreement, and (ii) provides written notice to the Secured LC Providers and the Secured Hedge Providers that such Person has become the Collateral Agent under this Agreement. GMX hereby consents to such assignments, provided that such assignments are satisfactory in form and substance to GMX. Following such resignation by a Person serving as Collateral Agent and execution and delivery of such assignments to a successor Collateral Agent, such Person shall have no further duties, responsibilities or liabilities under this Agreement, but shall remain entitled to the benefit of the indemnification of Collateral Agent provided in this Agreement and to reimbursement, in accordance with applicable provisions of this Agreement, of expenses incurred in the discharge of the duties of Collateral Agent prior to the effective date of such resignation.

11. Survival of Rights. All of the respective rights and interests of the Trustee, the Secured LC Providers, and the Secured Hedge Providers, and Collateral Agent under this Agreement (and the respective obligations and agreements of the Trustee, Secured LC Providers, the Secured Hedge Providers and Collateral Agent under this Agreement), shall remain in full force and effect regardless of:

(a) any lack of validity or enforceability of any of the Note Documents, Permitted Letter of Credit Facilities, or the Secured Hedge Agreements or any other agreement or instrument related thereto; or

(b) any other circumstance which might otherwise constitute a defense available to, or discharge of, GMX with respect to the Note Obligations, Permitted LC Obligations, or the Secured Hedge Obligations (other than the (i) defense that such obligations have been fully satisfied and (ii) termination of this Agreement in accordance with Sections 9 and 22 hereof).

12. Representations and Warranties.

(a) Each of (i) the Trustee and Collateral Agent based solely upon the Officer’s Certificates and Opinions of Counsel received by the Trustee and Collateral Agent under Section 2(a) of this Agreement, and (ii) the Secured LC Providers, the Secured Hedge Providers, and GMX, represents and warrants to the other parties hereto that:

(i) neither the execution and delivery of this Agreement nor its performance of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any other agreement to which it is now subject, including, but not limited to, any of the Note Documents, Permitted Letter of Credit Facilities, or the Secured Hedge Agreements;

(ii) it has all requisite authority to execute, deliver and perform its obligations under this Agreement; and

(iii) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject only to applicable Debtor Relief Laws and general principles of equity.

(b) Each of (i) the Trustee and Collateral Agent based solely upon the Officer’s Certificates and Opinions of Counsel received by the Trustee and Collateral Agent under Section 2(a) of this Agreement, and (ii) GMX, represents and warrants to the Secured Hedge Providers that: with respect to any deferred premium put option that may be entered into as a transaction under a Secured Hedge Agreement, any such transaction is “not intended primarily as a borrowing of funds” and therefore satisfies that portion of the definition of Permitted Commodity Hedging Obligations.

13. Further Assurances. Each of the Trustee, the Secured LC Providers, the Secured Hedge Providers, GMX and Collateral Agent covenants that, as long as this Agreement remains in effect, it will execute and deliver any and all other documents or instruments reasonably requested by any other party hereto to give effect to the terms and conditions of this Agreement.

14. Assignment; Agreement Binding on Successors and Assigns. As long as this Agreement remains in effect, no Secured Party (other than the Holders) will sell, assign or otherwise transfer all or any part of the Secured Obligations unless such sale, assignment or transfer is made expressly subject to the terms of this Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of each Secured Party and GMX and their respective successors and assigns.

15. Notice. Unless otherwise provided, any consent, request, notice, or other communication under or in connection with this Agreement must be in writing to be effective and shall be deemed to have been given (a) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service, or (b) if by courier, electronic transmissions, or facsimile transmission, when actually delivered. Until changed by a subsequent notice delivered in accordance with this Section 15, notices for each party are to be directed to:

(a) For delivery to Initial Counterparty:

BP Corporation North America Inc.

Attn:  BPCNA Contracts Dept.

201 Helios Way

Houston, Texas 77079

Telephone: (713) 323-2000

Facsimile: (713) 323-0203

with a copy to:

BP Corporation North America Inc.

Attn:  Financial Products & Origination

201 Helios Way

Houston, Texas 77079

Telephone: (713) 323-2000

Facsimile: (713) 323-7467

(b) For delivery to GMX:

GMX Resources Inc.

9400 North Broadway, Suite 600

Oklahoma City, OK 73114

Attention: Chief Financial Officer

Facsimile: (405) 600-0711

(c) For delivery to the Trustee or Collateral Agent:

U.S. Bank National Association

5555 San Felipe Street, Suite 1150

Houston, Texas 77056

Attention: Corporate Trust Administration

Facsimile: (713) 235-9213

(d) For delivery to any Secured LC Provider or any Secured Hedge Provider other than Initial Counterparty, the address set forth in the Joinder Agreement of such party.

16. Amendments. This Agreement may only be waived, amended or modified by a written agreement signed by Collateral Agent and each of the other parties hereto.

17. Governing Law. THIS AGREEMENT MUST BE CONSTRUED, AND ITS PERFORMANCE ENFORCED, UNDER NEW YORK LAW.

18. Invalid Provisions. If any part of this Agreement is for any reason found to be unenforceable, all other portions nevertheless remain enforceable. However, if the provision held to be unenforceable is a material part of the Agreement, such unenforceable provision may, to the extent permitted by law, be replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such provision as the context would reasonably allow, so that such clause or provision would thereafter be enforceable.

19. Multiple Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document and will be effective upon the execution of one or more counterparts hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart thereof. In this regard, each of the parties hereto acknowledges that a counterpart of this Agreement containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each party hereto. All counterparts will, taken together, constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

20. Jury Waiver. EACH OF THE TRUSTEE, THE SECURED LCPROVIDERS, THE SECURED HEDGE PROVIDERS, GMX AND COLLATERAL AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) AMONG THE TRUSTEE, THE SECURED LC PROVIDERS, THE SECURED HEDGE PROVIDERS, GMX AND COLLATERAL AGENT (OR ANY OF THEM) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 20 ARE A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS AGREEMENT.

21. Waiver of Punitive and Consequential Damages. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT IT MAY LAWFULLY AND EFFECTIVELY DO SO, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY DISPUTE BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES (IT BEING ACKNOWLEDGED AND AGREED THAT GMX AND THE SECURED HEDGE PROVIDERS HAVE AGREED IN THE SECURED HEDGE AGREEMENTS THAT CERTAIN TYPES OF DAMAGES UNDER THOSE AGREEMENTS ARE ACTUAL DAMAGES FOR PURPOSES OF THIS WAIVER) AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 21.

22. Reinstatement; Termination.

(a) If at any time any payment of the Secured Obligations is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of GMX or otherwise, the obligations of GMX, the Trustee, the Secured LC Providers, the Secured Hedge Providers and Collateral Agent under this Agreement, with respect to that payment, shall be reinstated as though the payment had been due but not made at that time.

(b) If all of the Secured Hedge Obligations have been paid in full or terminated (and all settlement amounts, unpaid amounts, interest and other amounts then due to each Secured Hedge Provider thereunder have been paid in full) or the terms of all Secured Hedge Agreements have otherwise expired, in the sole discretion of each Secured Hedge Provider under its Secured Hedge Agreements, the parties hereto may terminate this Agreement with respect to the Secured Hedge Obligations by an instrument in writing and this Agreement shall thereupon be so terminated.

(c) If all of the Secured Hedge Agreements with a Secured Hedge Provider have been indefeasibly paid in full or terminated (and all settlement amounts, unpaid amounts, interest and other amounts then due to such Secured Hedge Provider have been paid in full) or the terms of all such contracts have otherwise expired, in the sole discretion of each Secured Hedge Provider under its Secured Hedge Agreements, then such Secured Hedge Provider shall provide GMX, each other Secured Hedge Provider, Secured LC Provider, the Trustee, and Collateral Agent prompt written notice of such circumstance and, upon delivery of such written notice, such counterparty shall cease to be a “Secured Hedge Provider” for all purposes, shall be deemed removed as a “Secured Hedge Provider” under this Agreement, and shall thereafter have no rights under the Security Instruments.

(d) If GMX has issued to a Secured Hedge Provider a letter of credit as credit support replacement for the Security Instruments then securing such Secured Hedge Provider (such letter of credit to be in form and substance and in an amount and from an issuing bank satisfactory to such Secured Hedge Provider) to secure payment of any of its obligations under the Secured Hedge Agreements to which such Secured Hedge Provider is a party, any Secured Hedge Obligations supported by such a letter of credit (and only to the extent of the undrawn face amount thereof) shall not be secured by the Security Instruments so long as such a letter of credit remains legally enforceable and valid.

(e) Any Secured Hedge Provider under this Agreement and the Security Instruments may at any time elect to no longer be a “Secured Hedge Provider” under this Agreement and the Security Instruments by giving written notice to Collateral Agent, the Trustee, the Secured LC Providers, the other Secured Hedge Providers and GMX, and upon delivery of such written notice, such counterparty shall cease to be a “Secured Hedge Provider” for all purposes, and each Secured Hedge Agreement of such Person shall cease to be Secured Hedge Agreements.

23. Controlling Agreement. The parties hereto do not intend for any provision of this Agreement to conflict with any provision of the Indenture or any other Note Document. Nevertheless, in order to ensure compliance with the provisions of clause (7) of the definition of Permitted Liens in the Indenture, which authorizes Liens securing the Secured Hedge Agreements as Permitted Commodity Hedging Obligations to be higher priority than the Note Liens, the Trustee, the Secured LC Providers, the Secured Hedge Providers, GMX and the Collateral Agent hereby agree that, notwithstanding any provision to the contrary in any of the Note Documents, the Permitted Letter of Credit Facilities, and the Secured Hedge Agreements, to the extent the terms of this Agreement directly conflict with a provision in any of the other Note Documents, the Permitted Letter of Credit Facilities or the Secured Hedge Agreements, the terms of this Agreement shall control to the maximum extent allowed in order to effect the explicit authorization under the terms of the Indenture of the parties hereto to enter into the intercreditor arrangements set forth herein.

24. Integration. THIS AGREEMENT AND ALL DOCUMENTS AND INSTRUMENTS REFERENCED HEREIN REPRESENT THE FINAL AGREEMENT AMONG THE TRUSTEE, THE SECURED LC PROVIDERS, THE SECURED HEDGE PROVIDERS, GMX AND COLLATERAL AGENT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

25. Joinder. Each Person that enters into one or more Secured Hedge Agreements or Permitted Letter of Credit Facilities with GMX or any Guarantor that constitutes a Secured Hedge Obligation or a Permitted LC Obligation may become a Secured Hedge Provider or Secured LC Provider for all purposes of this Agreement upon execution and delivery by such Person of a Joinder Agreement in the form of Exhibit A hereto and shall thereafter have the same rights, benefits and obligations as a Secured Hedge Provider or Secured LC Provider on the date hereof.

(Signatures appear on following pages)

IN WITNESS WHEREOF, the parties have executed this Intercreditor Agreement as of the date first hereinabove written.

BP CORPORATION NORTH AMERICA INC.

By:	/s/ Steve J. Provenzano
Name:	Steve J. Provenzano
Title:	CCO Structured Products Americas

Signature Page to Intercreditor Agreement

GMX RESOURCES INC.

By:	/s/ James A. Merrill
Name:	James A. Merrill
Title:	EVP, CFO

Signature Page to Intercreditor Agreement

GUARANTORS:

DIAMOND BLUE DRILLING CO.

By:	/s/ James A. Merrill
Name:	James A. Merrill
Title:	Vice President

ENDEAVOR PIPELINE INC.

By:	/s/ James A. Merrill
Name:	James A. Merrill
Title:	Vice President

Signature Page to Intercreditor Agreement

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Mauri J. Cowen
Name:	Mauri J. Cowen
Title:	Vice President

COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Mauri J. Cowen
Name:	Mauri J. Cowen
Title:	Vice President

Signature Page to Intercreditor Agreement

EXHIBIT A

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”) dated as of [            ], 20[    ], is between U.S. Bank National Association, in its capacity as collateral agent under the Intercreditor Agreement referred to below (the “Collateral Agent”), and [                    ], a [                    ] (the “New Secured [Hedge][LC] Provider”). All capitalized terms used in this Agreement without definition have the meanings assigned to those terms in the Intercreditor Agreement dated as of March 20, 2012 (the “Intercreditor Agreement”), among GMX Resources Inc. (“GMX”), the Guarantors named therein, BP Corporation North America Inc. (the “Original Secured Hedge Provider”), and U.S. Bank National Association (the “Trustee”), as trustee under the Indenture dated as of December 19, 2011 (the “Indenture”), among GMX, the Guarantors named therein, and the Trustee, and U.S. Bank National Association (the “Collateral Agent”), as collateral agent under the Indenture.

PRELIMINARY STATEMENT

A. Pursuant to the Intercreditor Agreement, the Trustee and the Original Secured Hedge Provider agreed to share the Collateral and appointed the Collateral Agent to act on their behalf in connection with the enforcement of remedies with respect to the Collateral and the disbursement of proceeds of Collateral.

B. Contemporaneous with the execution and delivery of this Agreement, the New Secured [Hedge][LC] Provider is entering into a [Secured Hedge Agreement][Permitted Letter of Credit Facility] with GMX or a Guarantor. Under Section 25 of the Intercreditor Agreement, any Person that becomes a party to [Secured Hedge Agreement] [Permitted Letter of Credit Facility] may become a party to the Intercreditor Agreement by executing and delivering a Joinder Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Collateral Agent and the New Secured [Hedge][LC] Provider agree as follows:

1. Joinder to Intercreditor Agreement. The New Secured [Hedge][LC] Provider hereby approves and adopts Intercreditor Agreement, assumes the obligations of Secured [Hedge][LC] Provider under the Intercreditor Agreement and agrees to be bound by the terms of the Intercreditor Agreement. The execution and delivery of this Joinder Agreement by the New Secured [Hedge][LC] Provider will have the same effect as if the New Secured [Hedge][LC] Provider had executed and delivered a counterpart of the Intercreditor Agreement.

2. Representations and Covenants. The New Secured [Hedge][LC] Provider hereby makes each representation set forth in Section 12 of the Intercreditor Agreement as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date), and agrees to be bound by all covenants, agreements and obligations of a Secured [Hedge][LC] Provider under the Intercreditor Agreement.

3. Counterparts. This Agreement may be executed in multiple counterparts and may be delivered in original or facsimile form, each of which will be considered an original but which together will constitute but one document.

4. Notice. Any notice delivered under this Agreement must be delivered in the manner described for the delivery of notices in the Intercreditor Agreement. All communications and notices to the New Secured [Hedge][LC] Provider under this Agreement or the Intercreditor Agreement will be given to it at the address set forth under its signature below.

5. Headings. All section headings in this Agreement are for convenience only and will not be considered substantive in any interpretation of this Agreement.

6. Entire Agreement. This Agreement and the Intercreditor Agreement represent the full agreement of the parties in regard to this matter. There are no other oral or written agreements among the parties in regard to the matters described in this Agreement. This Agreement may be amended only by an instrument in writing executed by the Collateral Agent and the New Secured [Hedge][LC] Provider.

7. Choice of Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, without regard to any choice of law provision that would require the application of the law of another jurisdiction.

[Signatures On Following Page]

EXECUTED to be effective as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

[NEW SECURED [HEDGE] [LC] PROVIDER]

By:
Name:
Title:

Address for Notices:

[ ]
[ ]

SCHEDULE 1

SECURITY INSTRUMENTS

1.	Security Agreement dated as of December 19, 2011, between GMX and U.S. Bank National Association, as amended, restated, supplemented or otherwise modified.

2.	Security Agreement dated as of December 19, 2011, between Diamond Blue Drilling Co. and U.S. Bank National Association, as amended, restated, supplemented or otherwise modified.

3.	Security Agreement dated as of December 19, 2011, between Endeavor Pipeline Inc and U.S. Bank National Association, as amended, restated, supplemented or otherwise modified.

4.	The following mortgages and deed of trust:

County/State	Recording Information
Bossier Parish, LA	Registry No. 1034567

Caddo Parish, LA	Registry No. 2382443

Catahoula Parish, LA	Registry No. 272231

Cass County, TX	Document No. 2011006578

Harrison County, TX	Document No. 2011-000015503

Marion County, TX	Document No. 3342, Volume 828, Page 313

Panola County, TX	Document No. 163929, Volume 1654, Page 272

TX GLO	5869211

Richland County, MT	Document No. 567465, Book 236, Page 474

Sheridan County, MT	Document No. 483760, Book 639, Page 978

Wibaux County, MT	Document No. 104433, Book 3, Page 299

Billings County, ND	Document No. 138452

Dunn County, ND	Document No. 3055679

McKenzie County, ND	Document No. 427957

Stark County, ND	Document No. 3092315

Goshen County, WY	917584, Book 827, Page 113

Laramie County, WY	581871, Book 2251, Page 840

Platte County, WY	598069, Book 467, Page 699